Exhibit 99.1

JACKSONVILLE BANCORP ANNOUNCES
2014 SECOND QUARTER EARNINGS

JACKSONVILLE, FLA., August 8, 2014/ -- Jacksonville Bancorp, Inc. (the “Company”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today net income for the three months ended June 30, 2014 of $507 thousand compared to net income of $29 thousand for the three months ended June 30, 2013.  For the six months ended June 30, 2014, the Company recorded net income of $533 thousand, compared to $228 thousand for the same period in the prior year.  Book value and tangible book value per common share as of June 30, 2014 were $6.13 and $6.01, respectively.

Balance Sheet Overview

Total assets were $494.6 million as of June 30, 2014, compared to $522.4 million as of June 30, 2013.  The decrease in total assets was largely due to a decrease in cash and cash equivalents of $12.7 million, a decrease in net loans of $10.7 million, a decrease in other real estate owned of $5.1 million and a decrease in securities available-for-sale of $1.1 million.  These amounts were offset by an increase in bank-owned life insurance of $3.2 million.

Total assets decreased $12.7 million, or 2.49%, from $507.3 million as of December 31, 2013 to $494.6 million as of June 30, 2014.  The decrease was driven by cash and cash equivalents in the amount of $10.2 million, a decrease in securities available-for-sale of $2.6 million and a decrease in net loans of $648 thousand.  These amounts were offset by an increase in other real estate owned of $0.9 million during the six months ended June 30, 2014.

Total deposits were $420.9 million as of June 30, 2014, a decrease of $28.4 million compared to total deposits of $449.3 million as of June 30, 2013.  The decrease was driven primarily by:

•	Noninterest-bearing deposits of $1.4 million, or 1.37%;
•	Money market, NOW and savings deposits of $4.9 million, or 2.62%, due to the strategic decision to not aggressively price this product in our local market; and
•	The time deposit portfolio of $22.0 million, or 14.16%, driven primarily by a $21.7 million reduction in local CDs and $1.1 million in brokered CDs. This was offset by a slight increase in national CDs of $0.8 million.

Total deposits decreased by $14.1 million, or 3.24%, during the six months ended June 30, 2014, from $435.0 million as of December 31, 2013 to $420.9 million as of June 30, 2014.  The decrease was driven primarily by:

•	Money market, NOW and savings deposits of $4.3 million, or 2.31%, due to the strategic decision to not aggressively price this product in our local market;
•	The time deposit portfolio of $12.7 million, or 8.7%, driven primarily by a $16.4 million reduction in local CDs and $1.1 million in brokered CDs. This was offset by an increase in national CDs of $4.8 million; and
•	An increase in noninterest-bearing deposits of $3.0 million, or 2.93%, to $103.7 million. This represents 24.65% of total deposits as of June 30, 2014.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

Asset Quality

As of June 30, 2014, nonperforming assets decreased to $22.7 million, or 4.60% of total assets, compared to $26.1 million, or 5.00% of total assets, as of June 30, 2013.

The following table presents information concerning nonperforming assets as of the last five quarters:

(Dollars in thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Nonperforming Assets
Total nonperforming loans(1)	$18,732	$16,579	$17,008	$15,516	$16,973
Other real estate owned, net	4,000	3,559	3,078	8,438	9,142
Total nonperforming assets	$22,732	$20,138	$20,086	$23,954	$26,115
Allowance for loan losses	$(14,616)	$(15,104)	$(15,760)	$(16,974)	$(17,303)
Allowance for loan losses as a percentage of NPL's	78.03%	91.10%	92.66%	109.40%	101.94%
Nonperforming loans as a percentage of gross loans	5.08%	4.37%	4.59%	4.16%	4.44%
Total nonperforming assets as a percentage of total assets	4.60%	4.05%	3.95%	4.66%	5.00%
Total past due loans	$13,835	$14,767	$19,460	$19,793	$15,119
Loans past due 30-89 days, still accruing interest	$1,294	$2,922	$5,857	$7,976	$2,466

(1)	Total nonperforming loans (“NPL’s”) include loans on nonaccrual and loans past due over 90 days still on accrual.

As of June 30, 2014, nonperforming loans increased $1.8 million when compared to June 30, 2013 and $1.7 million when compared to December 31, 2014.  The increase in nonperforming loans was primarily due to a few large commercial real estate relationships that went on nonaccrual in the first half of 2014.  This was slightly offset by one large loan’s return to accrual, charge-offs (both partial and full) on impaired loans that were largely specifically reserved for as of December 31, 2013, as well as several impaired loans that were paid off in the first half of 2014.

Total past due loans were $13.8 million as of June 30, 2014 compared to $19.5 million as of December 31, 2013.  The decrease is indicative of improvements in our customer’s ability to repay.  Although a loan may no longer be considered past due, it may remain a nonperforming loan until such time as future payments are reasonably assured.  Total loans past due 30-89 days, still accruing interest, were $1.3 million as of June 30, 2014 compared to $5.9 million as of December 31, 2013.  The decrease is due to the commercial real estate relationships noted above moving from performing to nonperforming loan status in the first half of 2014.

The allowance for loan losses was 3.97% of total loans as of June 30, 2014, compared to 4.53% of total loans as of June 30, 2013.  The allowance for loan losses decreased by $1.1 million during the six months ended June 30, 2014, amounting to $14.6 million as of June 30, 2014 as compared to $15.7 million as of December 31, 2013.  The decrease in the allowance for loan losses as of June 30, 2014 compared to December 31, 2013 was driven primarily by an overall decrease in the historical loss component used in loans collectively evaluated for impairment coupled with an overall decrease in the total loans collectively evaluated for impairment.  This was offset slightly by specific reserves required for a few commercial real estate loans that became impaired in the first half of 2014.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

Operating Results

Total interest income decreased $0.3 million and to $5.5 million for the three months ended June 30, 2014 compared to the same period in 2013.  This decrease was primarily driven by a decrease in average earning assets, in particular, average loan balances which declined by $15.7 million when compared to the same period in the prior year.  The average yield on loans remained flat for the three months ended June 30, 2014 and 2013 at 5.46% for both periods.

Total interest income decreased $1.5 million for the six months ended June 30, 2014 when compared to the same period in 2013.  This decrease was primarily driven by the decrease in average loan balances and a decrease in the average yield on loans to 5.25% for the six months ended June 30, 2014 compared to 5.75% for the six months ended June 30, 2013.  The decrease in the loan yield was driven by a decrease in accretion recognized on acquired loans of approximately $0.5 million as well as a slight decrease in the core average yield earned on loans.

Interest expense decreased by $0.3 million and $0.5 million for the three and six months ended June 30, 2014, respectively, when compared to the same periods in the prior year.  The average cost of interest-bearing liabilities decreased to 0.93% and 0.94% for the three and six months ended June 30, 2014 compared to 1.13% and 1.12% for the three and six months ended June 30, 2013, respectively.  The overall decrease in the average cost of interest-bearing deposits reflects an ongoing reduction in interest rates paid on deposits as a result of the re-pricing activities in the current low interest rate environment.

Net interest margin increased by 17 basis points to 3.95% from 3.78% when comparing the second quarter of 2014 to the same period in the prior year.  This increase was driven by the decrease in the average cost of interest-bearing liabilities while the average yield on interest-bearing assets remained relatively flat as a result of accretion recognized on a large acquired loan that was paid off in the second quarter of 2014.

Net interest margin decreased by 15 basis points to 3.78% from 3.93%, when comparing the first six months of 2014 to the same period in the prior year.  This decrease was mainly due to the decrease in accretion recognized on acquired loans as discussed above, offset by a decrease in the average cost of interest-bearing liabilities.

The provision for loan loss expense for the three and six months ended June 30, 2014 was $0.3 million as compared to a provision for loan loss benefit of $0.5 million and $0.3 million for the three and six months ended June 30, 2013, respectively.  The increase in the provision for loan losses is due to an increase in the reserves required on loans individually evaluated for impairment.  This is offset slightly by a decrease in the reserves required on loans collectively evaluated for impairment.

Noninterest income was $379 thousand and $756 thousand for the three and six months ended June 30, 2014, respectively, compared to $377 thousand and $801 thousand for the three and six months ended June 30, 2013, respectively.  Included in the prior year other income were realized gains from the sale of investment securities of $9 thousand and $46 thousand for the three and six months ended June 30, 2013, respectively. No such sales occurred during the three and six months ended June 30, 2014.

Noninterest expense decreased to $4.3 million for the three months ended June 30, 2014, compared to $5.5 million for the three months ended June 30, 2013.  This decrease was mainly due a reduction in other real estate owned expense of $0.8 million, loan expenses of $0.3 million and professional fees of $0.2 million.  The remainder of the components of noninterest expense remained relatively flat when compared to the same period in the prior year.

Noninterest expense decreased to $8.9 million for the six months ended June 30, 2014, compared to $10.8 million for the six months ended June 30, 2013.  This decrease was due to a decrease in professional fees of $0.4 million, mainly related to audit and legal fees that were higher in the first half of 2013 as a result of the special shareholders’ meeting held in the first quarter of 2013.  In addition, there was a decrease of $1.6 million for OREO and loan expenses as a result of the Company’s execution of its strategy to reduce problem assets. The remainder of the components of noninterest expense remained relatively flat period-over-period.

There was no income tax benefit (expense) recorded during the three and six months ended June 30, 2014 or 2013.  Based on an analysis performed as of June 30, 2014, it was determined that the need for a full valuation allowance still existed.

On a per common share basis, the Company had net income available to common shareholders of $0.09 and $0.09 for the three and six months ended June 30, 2014, compared to net income (loss) available to common shareholders of $0.01 and $(7.93) for the same periods in the prior year.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

“We continue to execute a clear strategy and remain encouraged by the ongoing economic improvement in the Northeast Florida market,” said Chief Executive Officer Kendall L. Spencer.  “While disappointed in the slight uptick in non-performing assets, we are extremely encouraged about the significant reduction in past due loans which is a clear indication of the health of our customers and their ability to service their loans.  Our core earnings are stabilized and momentum is building as we continue to focus on earning opportunities and strong expense controls.”

Recent Events

On May 15, 2014, the Company announced a reduction in workforce of approximately 16%.  Affected employees were provided comprehensive benefit packages that will be paid out in the third quarter of 2014.  Costs associated with the reduction in workforce were fully accrued for as of June 30, 2014 at $48 thousand.  This action occurred to better align the Company’s processes and procedures with the best industry practices and standards.

On June 2, 2014, Margaret A. Incandela, resigned as Executive Vice President and Chief Credit Officer of the Company and the Bank effective August 29, 2014.  The Company is currently conducting a search for her replacement.

The Company

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $494.6 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company’s markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Consolidated Earnings Summary
Total interest income	$5,533	$5,118	$5,169	$5,605	$5,797
Total interest expense	832	852	948	1,032	1,089
Net interest income	4,701	4,266	4,221	4,573	4,708
Provision for loan losses	287	-	715	367	(484)
Net interest income after provision for loan losses	4,414	4,266	3,506	4,206	5,192
Total noninterest income	379	377	198	761	377
Total noninterest expense	4,286	4,617	5,039	4,820	5,540
Income (loss) before income tax	507	26	(1,335)	147	29
Income tax benefit	-	-	-	-	-
Net income (loss)	$507	$26	$(1,335)	$147	$29

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Summary Average Consolidated Balance Sheet
Loans, gross	$374,591	$375,753	$369,718	$377,563	$390,265
Securities	81,483	85,005	89,424	84,602	92,157
Other earning assets	21,848	17,566	30,693	33,855	17,577
Total earning assets	477,922	478,324	489,835	496,020	499,999
Other assets	19,682	17,656	23,127	23,554	19,631
Total assets	$497,604	$495,980	$512,962	$519,574	$519,630

Interest-bearing liabilities	$357,817	$362,542	$376,129	$385,932	$387,026
Other liabilities	105,100	99,227	101,391	101,763	99,434
Shareholders' equity	34,687	34,211	35,442	31,879	33,170
Total liabilities and shareholders' equity	$497,604	$495,980	$512,962	$519,574	$519,630

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Per Share Data
Basic (loss) earnings per common share	$0.09	$0.00	$(0.23)	$0.03	$0.01
Diluted (loss) earnings per common share	$0.09	$0.00	$(0.23)	$0.03	$0.01
Basic weighted average common shares outstanding	5,795,095	5,795,095	5,782,058	5,307,032	5,294,547
Diluted weighted average common shares outstanding	5,795,639	5,802,828	5,782,058	5,307,042	5,295,935
Total shares outstanding at end of period	5,795,095	5,795,095	5,795,095	5,398,713	5,294,582
Closing market price per share	10.50	10.50	$12.60	9.90	$9.60

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Selected ratios
Return on average assets	0.41%	0.02%	(1.03)%	0.11%	0.02%
Return on average equity	5.86%	0.31%	(14.94)%	1.83%	0.35%
Average equity to average assets	6.97%	6.90%	6.91%	6.14%	6.38%
Tangible common equity to tangible assets	7.05%	6.80%	6.53%	6.19%	5.94%
Interest rate spread	3.71%	3.39%	3.19%	3.42%	3.52%
Net interest margin	3.95%	3.62%	3.42%	3.66%	3.78%
Allowance for loan losses as a percentage of total loans	3.97%	3.98%	4.25%	4.55%	4.53%
Allowance for loan losses as a percentage of NPL's	78.03%	91.10%	92.66%	109.40%	101.94%
Ratio of net charge-offs as a percentage of average loans	0.83%	0.71%	2.07%	0.82%	2.09%
Efficiency ratio	84.37%	99.44%	114.03%	90.36%	108.95%

	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
Summary Consolidated Balance Sheet
Cash and cash equivalents	$30,130	$23,563	$40,325	$35,926	$42,799
Securities	82,168	81,123	84,771	88,203	83,234
Loans, gross	368,560	379,284	370,352	372,955	381,952
Allowance for loan losses	(14,616)	(15,104)	(15,760)	(16,974)	(17,303)
Loans, net	353,944	364,180	354,592	355,981	364,649
Other intangible assets, net	706	777	849	938	1,045
All other assets	27,691	27,131	26,752	33,499	30,706
Total assets	$494,639	$496,774	$507,289	$514,547	$522,433

Deposit accounts	$420,870	$423,979	$434,966	$440,354	$449,254
All other liabilities	38,249	38,291	38,391	41,472	41,146
Shareholders' equity	35,520	34,504	33,932	32,721	32,033
Total liabilities and shareholders' equity	$494,639	$496,774	$507,289	$514,547	$522,433

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Six Months Ended
	June 30,	June 30,
	2014	2013
Consolidated Earnings Summary
Total interest income	$10,651	$12,159
Total interest expense	1,684	2,222
Net interest income	8,967	9,937
Provision for loan losses	287	(267)
Net interest income after provision for loan losses	8,680	10,204
Total noninterest income	756	801
Total noninterest expense	8,903	10,777
Income before income tax	533	228
Income tax benefit	-	-
Net income	$533	$228
Noncash, implied preferred stock dividend	-	(31,464)
Net income (loss) available to common shareholders	$533	$(31,236)

	For the Six Months Ended
	June 30,	June 30,
	2014	2013
Summary Average Consolidated Balance Sheet
Loans, gross	$375,169	$392,912
Securities	83,234	91,675
Other earning assets	19,719	25,154
Total earning assets	478,122	509,741
Other assets	18,675	19,051
Total assets	$496,797	$528,792

Interest-bearing liabilities	$360,167	$399,820
Other liabilities	102,180	95,604
Shareholders' equity	34,450	33,368
Total liabilities and shareholders' equity	$496,797	$528,792

	For the Six Months Ended
	June 30,	June 30,
	2014	2013
Per Share Data
Basic earnings (loss) per common share	$0.09	$(7.93)
Diluted earnings (loss) per common share	$0.09	$(7.93)
Basic weighted average common shares outstanding	5,795,095	3,940,955
Diluted weighted average common shares outstanding	5,799,018	3,940,955
Total shares outstanding at end of period	5,795,095	5,294,582
Closing market price per share	$10.50	$9.60

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Six Months Ended
	June 30,	June 30,
	2014	2013
Selected ratios
Return on average assets	0.22%	0.09%
Return on average equity	3.12%	1.38%
Average equity to average assets	6.93%	6.31%
Tangible common equity to tangible assets	7.05%	5.94%
Interest rate spread	3.55%	3.69%
Net interest margin	3.78%	3.93%
Allowance for loan losses as a percentage of total loans	3.97%	4.53%
Allowance for loan losses as a percentage of NPL's	78.03%	101.94%
Ratio of net charge-offs as a percentage of average loans	0.77%	1.35%
Efficiency ratio	91.57%	100.36%

	As of
	June 30,	December 31,
	2014	2013
Summary Consolidated Balance Sheet
Cash and cash equivalents	$30,130	$40,325
Securities	82,168	84,771
Loans, gross	368,560	370,352
Allowance for loan losses	(14,616)	(15,760)
Loans, net	353,944	354,592
Other intangible assets, net	706	849
All other assets	27,691	26,752
Total assets	$494,639	$507,289

Deposit accounts	$420,870	$434,966
All other liabilities	38,249	38,391
Shareholders' equity	35,520	33,932
Total liabilities and shareholders' equity	494,639	507,289

All share and per share amounts reflect the common equity 1-for-20 reverse stock split completed in October 2013.